Exhibit 5.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 22, 2022

Lincoln National Corporation

150 N. Radnor Chester Road

Radnor, PA 19087

Re: Lincoln National Corporation – 500,000 Depositary Shares, each representing 1/25th interest in a share of its 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C

Ladies and Gentlemen:

We have acted as special counsel to Lincoln National Corporation, an Indiana corporation (the “Company”), in connection with the issuance and sale to the Underwriters (as defined below) by the Company of 500,000 depositary shares (the “Depositary Shares”), each representing 1/25th interest in a share of its 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C, with a liquidation preference of $25,000 per share (the “Series C Preferred Stock,” and together with the Depositary Shares, the “Securities”) pursuant to the terms of the Underwriting Agreement, dated November 15, 2022 (the “Underwriting Agreement”), between the Company, BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC (the “Underwriters”). The Depositary Shares will be issued pursuant to the Deposit Agreement, dated as of November 22, 2022 (the “Deposit Agreement”) by and among the Company, Equiniti Trust Company, as depositary (the “Depositary”) and the holders from time to time of depositary receipts described therein. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

In our capacity as special counsel to the Company, we have examined (i) the Registration Statement on Form S-3 (File No. 333-249058) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating, in part, to the registration of the Securities, (ii) the prospectus of the Company, dated September 25, 2020 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated November 15, 2022, relating to the Securities, as filed in final form with the Commission on November 17, 2022, pursuant to Rule 424(b)(5) under the Act (such Base Prospectus and prospectus supplement, the “Prospectus”), (iii) the free writing prospectus relating to the Securities, dated November 15, 2022 and filed with the Commission pursuant to Rule 433 under the Act, (iv) the Underwriting Agreement, (v) the Deposit Agreement, (vi) the resolutions of the Company’s Board of Directors and applicable committee thereof authorizing and adopting the Articles of Amendment establishing the Series C Preferred Stock (collectively, the “Resolutions”), (vii) the Articles of Amendment establishing the Series C Preferred Stock filed with the Secretary of State of the State of Indiana on November 18, 2022, (viii) a copy of the Restated Articles of Incorporation of the Company certified by the Secretary of State of the State of Indiana, (ix) a copy of the Amended and Restated Bylaws of the Company certified by the Secretary of the Company and (x) such other corporate records, certificates and other documents that we have deemed necessary or appropriate for purposes of rendering this letter.

In such examination, we have also assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures and, as to certain factual matters relevant to this opinion, have relied upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. We have also relied upon the opinion, dated November 22, 2022, of Eric B. Wilmer, Assistant Vice President and Senior Counsel of the Company, which opinion is being filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K, dated November 22, 2022, with respect to matters of Indiana law. We have not made any independent investigation in rendering this opinion other than the examination described above, and our opinion is therefore qualified in all respects by the scope thereof.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated in this letter, it is our opinion that the Depositary Shares, when issued in accordance with the terms of the Deposit Agreement and delivered against payment therefor as set forth in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company and will entitle the holders thereof to the rights specified in the Deposit Agreement.

The opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any Securities or in any agreement and we express no opinion as to the enforceability of any indemnification or contribution provisions contained in any agreement insofar as enforcement of these provisions may be limited by applicable federal securities laws or principles of public policy.

We are members of the Bar of the State of New York. This opinion is limited to the laws of the State of New York and the federal securities laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K, dated November 22, 2022, and to the reference to us under the caption “Validity of Depositary Shares And Series C Preferred Stock” in the Prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Act. We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz
Wachtell, Lipton, Rosen & Katz